UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2006

NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer or Identification No.)

6363 Main Street, Williamsville, New York	14221
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 857-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 19, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of National Fuel Gas Company (the “Company”) approved a bonus of $57,688 for Dennis J. Seeley, Vice President of the Company and President of National Fuel Gas Distribution Corporation, based on his level of achievement of certain performance goals which were established in fiscal 2005 but which extended into fiscal 2006. The Committee also approved a bonus of $155,757 for Mr. Seeley for the first four months of fiscal 2006. Mr. Seeley will retire from all of his positions with the Company and its subsidiaries effective February 1, 2006.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 17, 2006, the Board of Directors elected David F. Smith as President and Chief Operating Officer of the Company, effective February 1, 2006. Philip C. Ackerman will resign as President of the Company effective February 1, 2006. Mr. Ackerman will remain Chairman of the Board and Chief Executive Officer of the Company.

Item 7.01	Regulation FD Disclosure

On January 23, 2006, the Company issued a press release regarding management changes. A copy of the press release is hereby incorporated by reference into this Item 7.01 and furnished as part of this Current Report as Exhibit 99.

Neither the furnishing of the press release as an exhibit to this Current Report nor the inclusion in such press release of a reference to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at such internet address into this Current Report. The information available at the Company’s internet address is not part of this Current Report or any other report filed or furnished by the Company with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99	Press Release issued January 23, 2006 regarding management changes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL FUEL GAS COMPANY

By: /s/ J. R. Peterson
J. R. Peterson
Assistant Secretary

Dated: January 23, 2006

EXHIBIT INDEX

Exhibit Number	Description
99	Press Release issued January 23, 2006 regarding management changes